Exhibit 21

      Name of Subsidiary                 State of Organization
      ------------------                 ---------------------

Andrea ANC Manufacturing Inc.            Delaware
Andrea Digital Technologies, Inc.        Delaware
Andrea Direct Marketing Inc.             Delaware
Andrea Electronics Europe Inc.           Delaware
Andrea Marketing Inc.                    Delaware
Andrea Military Communications, LLC      Delaware
Lamar Signal Processing, Ltd.            Israel